EXHIBIT 99.1

CB Financial Services, Inc. Announces 4.5% Increase to Quarterly Cash Dividend

WASHINGTON, Pa., Nov. 21, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQGM: CBFV), the holding company for Community Bank, today announced that its Board of Directors has approved and declared a 4.5% increase in the quarterly cash dividend from $0.22 to $0.23 per outstanding share of common stock. The dividend will be paid on or about December 20, 2018 to stockholders of record as of the close of business on December 10, 2018.

“Our Board of Directors is proud of the post-merger financial performance of the Company and was unanimous in approving this increase in the quarterly cash dividend,” commented Patrick G. O’Brien, President and Chief Executive Officer. “The Company’s strong capital position enables us to pay a higher dividend, which is in keeping with management’s commitment to increase shareholder value and return.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903